Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 30, 2019, relating to the combined and consolidated financial statements of Ruhnn Holding Limited, its subsidiaries, its consolidated variable interest entity (“VIE”) and VIE’s subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts), appearing in the Annual Report on Form 20-F of Ruhnn Holding Limited for the year ended March 31, 2019.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, the People’s Republic of China

August 26, 2019